                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                          Newfield Exploration Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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

                                [Newfield LOGO]

                          NEWFIELD EXPLORATION COMPANY
                                 HOUSTON, TEXAS

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 2, 2002

To the Stockholders:

     The 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Newfield Exploration Company (the "Company") will be held at 11:00 a.m., Central Daylight Time, on Thursday, May 2, 2002, in the Grand Ballroom of the Hotel Sofitel, 425
N. Sam Houston Parkway E., Houston, Texas, for the following purposes:

          (1) to elect 11 directors to serve until the 2003 Annual Meeting of Stockholders;

          (2) to approve the amendment and restatement of the Newfield Exploration Company 2000 Omnibus Stock Plan;

          (3) to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and

          (4) to transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on March 5, 2002, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By order of the Board of Directors,

                                          /s/ TERRY W. RATHERT

                                          TERRY W. RATHERT
                                          Secretary

March 13, 2002

                                [Newfield LOGO]

                          NEWFIELD EXPLORATION COMPANY
                           363 N. SAM HOUSTON PKWY E.
                                   SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
                                 WWW.NEWFLD.COM

                                PROXY STATEMENT

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting to be held at 11:00 a.m., Central Daylight Time on Thursday, May 2, 2002, in the Grand Ballroom of the Hotel Sofitel, 425 N. Sam Houston Parkway E., Houston, Texas or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about March 20, 2002.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 5, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 44,275,828 outstanding shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 2001, including financial statements, is being mailed with the enclosed proxy to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     Eleven directors are to be elected at the Annual Meeting. The nominees for election as directors are Joe B. Foster, David A. Trice, David F. Schaible, Charles W. Duncan, Jr., Howard H. Newman, Thomas G. Ricks, C. E. (Chuck) Shultz, Terry Huffington, Dennis R. Hendrix, Philip J. Burguieres and Claire S. Farley. If elected, each director will serve until the Company's 2003 Annual Meeting of Stockholders and until his or her successor shall have been elected and qualified. Mr. Schaible is the only nominee not currently serving as a director of the Company. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages as of March 1, 2002, principal occupations of the nominees, other directorships in certain companies held by them, and the length of continuous service as a director of the Company.

                                                                                  DIRECTOR
NOMINEES                              PRINCIPAL OCCUPATION AND DIRECTORSHIPS       SINCE        AGE
--------                              --------------------------------------      --------      ---
Joe B. Foster.......................  Employee and Chairman of the Board of         1988        67
                                      the Company; Director, McDermott
                                      International, Inc. and New Jersey
                                      Resources Corporation
David A. Trice......................  President and Chief Executive Officer         2000        53
                                      of the Company
David F. Schaible...................  Vice President -- Acquisitions and           *            40
                                      Development of the Company
Charles W. Duncan, Jr. .............  Chairman, Duncan Interests                    1990        75
Howard H. Newman....................  Vice Chairman, Warburg Pincus, LLC;           1990        54
                                      Director, ADVO, Inc., Cox Insurance
                                      Holdings Plc., Spinnaker Exploration,
                                      Inc., EEX Corporation and Encore
                                      Acquisition Company
Thomas G. Ricks.....................  Chief Investment Officer, H&S Ventures        1992        48
                                      L.L.C.
C. E. (Chuck) Shultz................  Chairman and Chief Executive Officer,         1994        62
                                      Dauntless Energy Inc. and Chairman,
                                      Canadian Oil Sands Trust; Director,
                                      Syncrude Canada Ltd.
Terry Huffington....................  Chairman and President of Huffco              1997        47
                                      Group, Inc.
Dennis R. Hendrix...................  Retired Chairman, PanEnergy Corp;             1997        62
                                      Director, Duke Energy Corporation,
                                      Allied Waste Industries, Inc. and
                                      International Power PLC
Philip J. Burguieres................  Chief Executive Officer, EMC Holdings,        1998        58
                                      LLC; Vice Chairman, Houston NFL
                                      Holdings; Director, Chase Bank of
                                      Texas, N.A. and McDermott
                                      International, Inc.; and Director and
                                      Chairman Emeritus, Weatherford
                                      International, Inc.
Claire S. Farley....................  Chief Executive Officer, Trade-Ranger         2001        43
                                      Inc.; Director, Boise Cascade
                                      Corporation

---------------

* Not currently a director; nominated for election at the Annual Meeting.

     Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's executive officers serve at the discretion of the Board of Directors.

     Each of the directors has been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:

     Mr. Foster founded the Company in 1989 and, until May 1999, served as President, Chief Executive Officer and Chairman of the Board. In May 1999, Mr. Foster resigned from the position of President. On January 31, 2000, Mr. Foster retired from the position of Chief Executive Officer. He was named interim President, Chief Executive Officer and Chairman of the Board of Baker Hughes Incorporated on that same day. Mr. Foster resigned from his position at Baker Hughes in August 2000. Mr. Foster remains an employee (but not an officer) of the Company.

     Mr. Trice, one of the Company's founders, served as President, Chief Executive Officer and a Director of the Huffco Group from 1991 to July 1997, when he rejoined the Company as Vice President -- Finance and International. In May 1999, he was appointed President and Chief Operating Officer. Mr. Trice was named Chief Executive Officer on February 1, 2000.

     Mr. Ricks served as President and Chief Executive Officer of the University of Texas Investment Management Company from March 1996 until he was named to his present position in May 2001.

     Mr. Hendrix served PanEnergy Corp from 1990 to 1997, first as Chief Executive Officer and later as Chairman of the Board.

     Mr. Burguieres served as Chairman of the Board of Weatherford Enterra, Inc. (a predecessor of Weatherford International) from December 1992 to May 1998. He was named Chairman Emeritus of Weatherford International in May 1998. EMC Holdings is a private energy investment firm started by Mr. Burguieres in March 1999.

     Ms. Farley joined Texaco Exploration and Production Inc. as an exploration geologist in 1981. She served Texaco in a variety of capacities, most recently, as President of Texaco's Worldwide Exploration and New Ventures Division. Ms. Farley left Texaco in October 1999 to serve as Chief Executive Officer of Intelligent Diagnostics Corporation, a position she held until being named to her present position in January 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth beneficial ownership information, unless otherwise indicated, as of March 5, 2002, with respect to (i) each person known by the Company to own beneficially 5% or more of its outstanding Common Stock,
(ii) each of the named executive officers (see "Executive Compensation"), (iii) each of the directors and nominees for director and (iv) all executive officers, directors and director nominees as a group.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
NAME OF BENEFICIAL OWNER                                        SHARES       PERCENT
------------------------                                      -----------   ---------
Massachusetts Financial Services Company(2).................   5,927,465       13.4%
Perkins, Wolf, McDonnell & Company(3).......................   2,423,850        5.5
Joe B. Foster(4)............................................     679,104        1.5
David A. Trice..............................................     216,472          *
David F. Schaible...........................................     188,097          *
Raymond A. Foutch...........................................      26,589          *
Terry W. Rathert............................................     167,502          *
Elliott Pew.................................................     118,086          *
William D. Schneider........................................     109,431          *
Charles W. Duncan, Jr. .....................................     615,216        1.4
Howard H. Newman(5).........................................   1,929,961        4.4
Thomas G. Ricks.............................................         921          *
C. E. Shultz................................................      11,626          *
Terry Huffington............................................     274,010          *
Dennis R. Hendrix...........................................      20,337          *
Philip J. Burguieres........................................       5,068          *
Claire S. Farley............................................         921          *
Executive officers, directors and director nominees as a
  group (consisting of 18 persons)(6).......................   4,396,676        9.8

---------------

 *  Less than 1%

(1) Under the regulations of the Securities and Exchange Commission (the "SEC"), shares are deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Foster, Trice, Schaible, Rathert, Pew and Schneider include 263,600; 122,665; 102,665; 112,665; 75,650; and 74,325
    shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers, directors and director nominees as a group include 776,320 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(2) All information in the table and in this note with respect to Massachusetts Financial Services Company ("MFS") is based solely on the Schedule 13G/A it filed with the SEC on February 12, 2002. MFS has sole dispositive power with respect to all of the indicated shares and sole voting power with respect to 5,486,849 of the shares. The address of MFS is 500 Boylston Street, Boston, MA 02116.

(3) All information in the table and in this note with respect to Perkins, Wolf, McDonnell & Company ("PWMC") is based solely on the Schedule 13G it filed with the SEC on February 26, 2002. PWMC has sole dispositive and voting power with respect to 37,000 of the indicated shares and shared dispositive and voting power with respect to the remainder of the shares. The address of PWMC is 310 S. Michigan Avenue, Suite 2600, Chicago, IL 60604.

(4) Includes 39,800 shares held by Mr. Foster as trustee for the benefit of charitable trusts and 15,000 shares held by a charitable organization that Mr. Foster serves as president and a director. Mr. Foster disclaims any pecuniary interest with respect to such shares.

(5) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), is the owner of 1,864,735 of the shares indicated as beneficially owned by Mr. Newman and are included because of his affiliation with WPV. The sole general partner of WPV is Warburg, Pincus & Co., a New York general partnership ("WP & Co."). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPV. Mr. Newman is a managing director and a member of EMW LLC and a general partner of WP & Co. Mr. Newman disclaims beneficial ownership of the WPV shares within the meaning of Rule 13d-3 under the Exchange Act.

(6) See Notes 1, 4 and 5 above.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during 2001. During 2001, each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by each committee of the Board of Directors on which such director served.

     Standing committees of the Board of Directors include the following:

     AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Ricks, Shultz and Burguieres and Mmes. Farley and Huffington, met four times during 2001. See "Audit Committee Report" and the charter of the Audit Committee, which was attached to the Company's 2001 proxy statement, for a description of the Audit Committee's purposes and responsibilities.

     COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Duncan, Newman, Ricks and Hendrix and Mmes. Huffington and Farley met three times during 2001. Its principal functions are to review and approve the compensation of employees of the Company, including bonuses, benefit plans and stock options, and administer the employee benefit plans of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer.

COMPENSATION OF DIRECTORS

     DIRECTOR FEES. Non-employee directors are paid a $20,000 annual fee. In addition, a fee of $1,000 is paid to each non-employee director for attendance at each meeting of the Board and for attendance at any committee meeting, as a committee member, not held in conjunction with a meeting of the Board. A fee of $500 is also paid to each non-employee director for participation in each telephonic board meeting and for participation as a committee member in each committee meeting not held in conjunction with a board meeting. The Company's non-employee directors were paid $193,000 in the aggregate in 2001 as compensation for serving as directors. Only non-employee directors are compensated for serving as directors. Non-employee directors are also reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.

     RESTRICTED STOCK. Pursuant to the Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan (the "Non-Employee Director Plan") each non-employee director who is in office immediately after an annual meeting of stockholders receives a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the New York Stock Exchange (the "NYSE") on the date of the annual meeting (rounded down to nearest whole share). In addition, each non-employee director who is appointed to the Board (and not in connection with an annual meeting of stockholders) is granted, effective on the date of appointment, a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the NYSE on the date of such appointment (rounded down to nearest whole share). With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant. An aggregate of 50,000 restricted shares were initially available for issuance pursuant to the Non-Employee Director Plan. Each of Messrs. Duncan, Newman, Ricks, Shultz, Hendrix and Burguieres and Mmes. Huffington and Farley were granted 921 restricted shares on May 3, 2001 pursuant to the Non-Employee Director Plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Chief Executive Officer of the Company and each of its four other most highly compensated executive officers (collectively, the "named executive officers") for the years ended December 31, 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION AWARDS
                                             ANNUAL COMPENSATION           -----------------------------------------
                                     -----------------------------------                NUMBER OF
                                                         BONUS             RESTRICTED   SECURITIES
NAME AND PRINCIPAL                              ------------------------     STOCK      UNDERLYING      ALL OTHER
POSITION                      YEAR    SALARY    CURRENT(1)   DEFERRED(2)   AWARDS(3)     OPTIONS     COMPENSATION(4)
------------------            ----   --------   ----------   -----------   ----------   ----------   ---------------
David A. Trice(5)...........  2001   $256,667    $285,000     $190,000      $288,900      20,000         $20,533
  President and               2000    238,333     468,750      156,250       306,250      30,000          20,759
  Chief Executive Officer     1999    222,500     180,000       25,000       251,250      25,000          17,800

David F. Schaible...........  2001    197,500     225,000      150,000       288,900      10,000          15,800
  Vice
   President -- Acquisitions  2000    175,750     356,250      118,750       153,125      20,000          17,734
  and Development             1999    160,833     150,000       42,500            --          --          12,867

Terry W. Rathert............  2001    188,333     195,000      130,000       192,600      10,000          15,067
  Vice President,             2000    178,667     300,000      100,000       153,125      20,000          14,890
  Chief Financial Officer     1999    172,000     150,000       40,000            --          --          13,760
  and Secretary

Elliott Pew.................  2001    182,667     144,000       96,000       288,900      10,000          14,613
  Vice
  President -- Exploration..  2000    169,500     326,250      108,750       153,125      20,000          15,162
                              1999    160,833     150,000       20,000            --          --          12,867

William D. Schneider........  2001    170,000     144,000       96,000       192,600       7,500          13,600
  Vice President --           2000    162,500     285,000       95,000       153,125      20,000          13,000
  International               1999    150,000     150,000       36,000            --          --          12,000

---------------

(1) Reflects current cash incentive compensation awards pursuant to the Newfield Employee 1993 Incentive Compensation Plan (the "Incentive Compensation Plan") paid in February 2002, 2001, and 2000 based upon performance in 2001, 2000, and 1999, respectively. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Incentive Compensation Plan."

(2) Reflects deferred incentive compensation awards granted in February 2002, 2001, and 2000, pursuant to the Incentive Compensation Plan based upon performance in 2001, 2000 and 1999, respectively. Deferred awards are paid in four equal annual installments. A recipient of a deferred award has the option for 30 days following the date of grant to elect to have all or a portion of such award paid in the form of Common Stock. See "-- Compensation Committee Report on Executive Compensation -- Executive
    Compensation -- Incentive Compensation Plan."

(3) The 1999 restricted stock award was made pursuant to the Newfield Exploration Company 1995 Omnibus Stock Plan (the "1995 Omnibus Plan"), the 2000 restricted stock awards were made pursuant to the Newfield Exploration Company 1998 Omnibus Stock Plan (the "1998 Omnibus Plan") and the 2001 restricted stock awards were made pursuant to the Newfield Exploration Company 2000 Omnibus Stock Plan (the "2000 Omnibus Plan"). The dollar value of the awards was determined by multiplying the closing price of the Common Stock on the NYSE on the date of grant by the number of restricted shares granted to such executive officer. At December 31, 2001, Mr. Trice held 28,500 restricted shares with a value of $1,012,035 (based on the closing price of the Common Stock on the NYSE on December 31, 2000 of $35.51), Mr. Schaible held 14,100 restricted shares with a value of $500,691, Mr. Rathert held 11,600 restricted shares with a value of $411,916, Mr. Pew held 21,500 restricted shares with a value of $763,465 and Mr. Schneider held 11,600 restricted shares with a value of $411,916. To the extent declared and paid, dividends will be paid on restricted shares. Restricted stock awards vest on the ninth anniversary of the date of grant. The awards may, however, vest earlier, at a rate of 20% per year, if certain annual performance targets are achieved. The performance targets for 2001, 2000 and 1999 were met. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Restricted Stock Awards."

(4) Reflects amounts contributed or accrued by the Company under the Company's 401(k) Profit Sharing Plan (the "401(k) Plan") and the Company's Deferred Compensation Plan. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Deferred Compensation Plan."

(5) Mr. Trice was appointed Chief Executive Officer on February 1, 2000.

STOCK OPTIONS GRANTED IN 2001

     The following table contains information concerning stock options granted to the named executive officers in 2001.

                                                                                    POTENTIAL REALIZABLE VALUE
                            NUMBER OF     PERCENT OF                                  AT ASSUMED ANNUAL RATES
                            SECURITIES   TOTAL OPTIONS   EXERCISE OR                OF STOCK PRICE APPRECIATION
                            UNDERLYING    GRANTED TO     BASE PRICE                     FOR OPTION TERMS(3)
                             OPTIONS     EMPLOYEES IN        PER       EXPIRATION   ---------------------------
NAME                        GRANTED(1)       2001         SHARE(2)        DATE          5%             10%
----                        ----------   -------------   -----------   ----------   -----------   -------------
David A. Trice............    20,000         1.97%         $38.03       2/9/2011     $478,337      $1,212,201
David F. Schaible.........    10,000         1.00%          38.03       2/9/2011      239,169         606,100
Terry W. Rathert..........    10,000         1.00%          38.03       2/9/2011      239,169         606,100
Elliott Pew...............    10,000         1.00%          38.03       2/9/2011      239,169         606,100
William D. Schneider......     7,500         0.74%          38.03       2/9/2011      179,376         454,575

---------------

(1) The options expire 10 years from the date of grant. Twenty percent of such options will vest on the first and each succeeding anniversary of the date of grant. The options were granted pursuant to the Newfield Exploration Company 2000 Omnibus Stock Plan (the "2000 Omnibus Plan").

(2) The exercise price of the options is equal to the average of the high and low sales price of the Common Stock on the NYSE on the date of grant.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plans governing termination of options upon employment termination, transferability or vesting.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table contains certain information with respect to the named executive officers concerning stock options exercised during 2001 and the value of unexercised options at December 31, 2001.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                          ACQUIRED                      DECEMBER 31, 2001           DECEMBER 31, 2001(2)
                             ON         VALUE      ---------------------------   ---------------------------
NAME                      EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      --------   -----------   -----------   -------------   -----------   -------------
David A. Trice..........       --    $       --      112,665        112,335      $1,567,234     $1,217,516
David F. Schaible.......   30,000       864,918       92,665         67,335       2,232,274        838,126
Terry W. Rathert........   45,000     1,312,598      102,665         67,335       2,547,374        838,126
Elliott Pew.............       --            --       54,650         89,350         783,359      1,103,271
William D. Schneider....       --            --       64,825         48,175       1,479,465        512,090

---------------

(1) The value realized upon the exercise of a stock option is equal to the difference between the closing price of the Common Stock on the NYSE on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the NYSE on December 31, 2001 of $35.51 per share and the exercise price of the stock option.

EMPLOYMENT AGREEMENTS

     Contemporaneously with Joe B. Foster's retirement as Chief Executive Officer of the Company on January 31, 2000, Mr. Foster and the Company entered into an employment agreement providing for Mr. Foster to be a non-officer employee of the Company. The agreement currently is scheduled to terminate on February 15, 2003, but automatically extends for one additional year on each of the first and second anniversaries of such termination date unless either party gives at least 30 days prior notice. Pursuant to the agreement, Mr. Foster is entitled to an annual base salary of $225,000 and is eligible to participate in all benefit plans of the Company available to similarly situated employees. Upon termination of the employment agreement for any reason other than for cause, Mr. Foster will be entitled to severance through January 30, 2005 at a rate of $200,000 per year.

     In January 2001, the Company acquired Lariat Petroleum (see
"-- Compensation Committee Interlocks and Insider Participation"). Raymond A. Foutch, currently a director of the Company, was Chairman of the Board, President and CEO of Lariat prior to the acquisition. Mr. Foutch's existing employment agreement with Lariat was modified to provide that he would continue as President and CEO of Lariat's successor, Newfield Exploration Mid-Continent Inc., and Mr. Foutch was appointed a vice president of the Company. The agreement, as so modified, provided for an initial base salary of $225,000 and the grant effective as of the date of the merger of 25,000 restricted shares and options to purchase 100,000 shares of Common Stock. Without notice by a party, the term of the agreement automatically extended each day so that the remaining term was always one year. However, either party could terminate the agreement at any time for any reason. If such termination was by the Company and was for a reason other than cause or disability or was by Mr. Foutch and was the result of certain enumerated circumstances, then the Company would be required to continue to pay Mr. Foutch his then current base salary for one year or for a period of 90 days if such termination resulted from Mr. Foutch's death.

     Effective March 1, 2002, Mr. Foutch resigned as an officer of the Company and its subsidiaries. Mr. Foutch is not standing for reelection as a director of the Company. In connection with Mr. Foutch's resignation, the Company and Mr. Foutch entered into a severance agreement providing for the termination of Mr. Foutch's employment agreement other than certain obligations of Mr. Foutch regarding confidential information of, and competition with, the Company and its subsidiaries. The agreement also provides that Mr. Foutch will receive aggregate severance of $234,500, his base salary at the time of his resignation, payable in twelve equal monthly installments. Mr. Foutch also received $125,000 (all of which was a current award) in February 2002 under the Incentive Compensation Plan. As the result of his resignation, the 25,000 restricted shares and the options to purchase 100,000 shares of Common Stock previously awarded to him were forfeited or expired unvested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Duncan, Newman, Ricks and Hendrix and Mmes. Huffington and Farley served during all or part of 2001 on the Compensation Committee of the Board of Directors. There were no "interlocks" among any of the members of the Compensation Committee and any of the executive officers of the Company.

     In January 2001, the Company acquired Lariat Petroleum by merging it into Newfield Exploration Mid-Continent Inc., a wholly owned subsidiary of the Company, pursuant to a merger agreement. The aggregate merger consideration, inclusive of Lariat debt and certain other obligations, was approximately $333 million. Part of that consideration included the issuance of approximately 1.9 million shares of the Company's Common Stock.

     Warburg, Pincus Ventures, L.P. owned approximately 88% and Raymond A. Foutch, currently a director of the Company, owned approximately 6% of the outstanding capital stock of Lariat on a fully diluted basis. WPV received cash proceeds of approximately $78.6 million and 1,864,735 shares of Common Stock of the Company and Mr. Foutch received cash proceeds of approximately $9.6 million and 26,158 shares of Common Stock of the Company in the merger. In addition, contemporaneously with the merger, WPV received approximately $39.1 million as repayment in full of notes payable by Lariat to WPV. Pursuant to the merger agreement, the Company is entitled, subject to certain limitations, to indemnification for certain customary matters from the former stockholders of Lariat, including WPV and Mr. Foutch.

     In connection with the merger, the Company entered into a Registration Rights Agreement with the former stockholders of Lariat that received Common Stock of the Company in the merger, including WPV and Mr. Foutch. Pursuant to such agreement, the Company filed a registration statement with the SEC to register the reoffer and resale of such Common Stock under the Securities Act of 1933 (the "Securities Act"). The Company is required to maintain the effectiveness of the registration statement for the shorter of two years and the date upon which all of the shares covered by such registration statement have been sold. In addition, the Company agreed to indemnify the other parties to the Registration Rights Agreement against certain liabilities that they may incur in connection with the reoffer and resale of their shares of Common Stock, including liabilities arising under the Securities Act, and to contribute to payments that they may be required to make with respect thereto.

     The sole general partner of WPV is WP & Co. EMW LLC manages WPV. Mr. Newman is a managing director and a member of EMW LLC and a general partner of WP & Co. See Note 4 to the table under the caption "Security Ownership of Certain Beneficial Owners and Management."

     Mr. Hendrix is a director of Duke Energy Corporation and of Chase Bank of Texas N.A., an affiliate of The Chase Manhattan Bank. The Company sells gas to, and purchases transportation services from, Duke Energy Corporation, or its subsidiaries and affiliates, in the ordinary course of business. The Company believes that the payments that it receives for sales of such gas and the charges and fees that it pays for such transportation services are competitive with those of other companies. The Company maintains its revolving credit facility with The Chase Manhattan Bank, as Agent.

     Ms. Huffington is a principal owner of Huffco International L.L.C. ("Huffco") and David A. Trice, President and Chief Executive Officer of the Company, is a minority owner of Huffco. In May 1997, prior to Ms. Huffington and Mr. Trice becoming affiliated with the Company, the Company acquired substantially all of the assets of Huffco. The acquired assets included all of the outstanding common stock of Huffco China, LDC, now known as Newfield China, LDC ("Newfield China"), the owner of an undivided 35% interest in a production sharing contract area in Bohai Bay, offshore the People's Republic of China. Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, Bohai Bay, plus an allocated portion of the cash purchase price paid by the Company to Huffco at the closing of the Huffco Transaction. At December 31, 2000, Newfield China had approximately $31 million in unrecovered costs, no reserves and no revenue and, as a result, no dividends have been paid to date on the preferred shares. Huffco also has the right to further payments upon the occurrence of certain events. If the Company acquires an interest in two particular blocks offshore Cote de Ivoire on or before May 15, 2002, the Company will pay Huffco $2,620,000, subject to certain adjustments if the Company sells such interest to a third party under certain circumstances. Based on current facts, the Company does not anticipate acquisition of an interest in the two blocks. In addition, if the Company commits to a development program in the Federal Republic of Nigeria on or before May 15, 2002, the Company will pay Huffco $1,000,000. The Company has not committed to a development program nor any other project in Nigeria.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     David A. Trice, President and Chief Executive Officer of the Company, is a minority owner of Huffco. See "-- Compensation Committee Interlocks and Insider Participation."

     Joe B. Foster is a director of McDermott International, Inc. Philip J. Burguieres is a director of McDermott, Weatherford Enterra, Inc. and Chase Bank of Texas N.A., an affiliate of The Chase Manhattan Bank. The Company purchases oil field goods, equipment and services from Weatherford and McDermott, or their respective subsidiaries and affiliates, in the ordinary course of business. The Company believes that the charges and fees that it pays for such goods, equipment and services are competitive with the charges and fees of other companies providing such items. The Company maintains its revolving credit facility with The Chase Manhattan Bank, as agent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all such filing requirements were complied with during the year ended December 31, 2001.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee oversees the administration of compensation programs applicable to all employees of the Company, including its executive officers. Executive compensation is reviewed and approved annually by the Committee.

     The Compensation Committee seeks to encourage growth in the Company's oil and gas reserves, earnings and cash flow and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To achieve those goals, the Committee believes that the compensation of all employees, including executive officers, should include the following components:

     - a base salary that is competitive with compensation offered by other similar oil and gas exploration and production enterprises;

     - annual incentive compensation, based on Company performance and profitability, to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on Company results (see "-- Executive Compensation -- Incentive Compensation Plan" below);

     - the opportunity to purchase Common Stock at a discount of at least 15% through the Newfield Employee Stock Purchase Plan and the provision of other equity incentives as motivators for all employees and to better align the interests of employees and stockholders; and

     - case specific compensation plans to accommodate individual circumstances or nonrecurring situations as required.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation paid to its chief executive officer and four other most highly compensated executive officers if the compensation of any such officers exceeds $1 million in a particular year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     As noted above, a significant portion of the Company's compensation is performance-based. The Company has structured portions of its performance-based compensation (such as stock option grants) in a manner that excludes such compensation from the deduction limit. Awards under the Company's Incentive Compensation Plan after 1996 and grants of restricted shares under the 1995 Omnibus Plan do not, however, qualify for exclusion from the deduction limit. For Section 162(m) purposes, the market value of restricted shares are included in the year that the shares vest. As a result, if the market price of the Common Stock increases significantly, the amount of compensation for purposes of
Section 162(m) will also increase significantly. For Section 162(m) purposes, deferred awards under the Incentive Compensation Plan after 1996 are included in the year paid, and are paid, at the election of the recipient, in either cash or Common Stock. During the deferral period, the awards to be paid in cash accrue interest and the value of awards to be paid in Common Stock vary depending on the Common Stock's market price.

     The Compensation Committee has not intended and does not currently intend to award compensation to any executive officer that would exceed the deduction limit of Section 162(m), but no assurance can be given that such limit will not be exceeded if the market price of the Common Stock increases significantly after the date of an award. The 1998 Omnibus Plan and the 2000 Omnibus Plan are structured to permit the Compensation Committee to award restricted shares that will be excluded from the deduction limit. The Compensation Committee may, however, determine that it is in the best interest of the Company to award restricted shares pursuant to such plan that do not meet the requirements for exclusion from the deduction limit or to otherwise award compensation that would exceed such limit.

     COMPANY PERFORMANCE. The Company's net production for 2001 was 175.2 billion cubic feet of natural gas equivalent ("Bcfe"), an increase of 25% over 2000 production. In response to low gas prices, the Company voluntarily curtailed 5 Bcfe of production in the fourth quarter of 2001. During 2001, the Company replaced 242% of 2001 production. The Company's proved reserves at year-end 2001 were 936.4 Bcfe, up 36% from 2000. Net income in 2001 was $119.0 million, or $2.56 per diluted share. Net income includes a $106.0 million pre-tax ceiling test charge recorded in the fourth quarter primarily as the result of lower commodity prices at year end and a $24.8 pre-tax gain related to hedging transactions (FAS 133). Without the net effect of these items, net income in 2001 would have been $170.9 million, or $3.62 per share. This compares to $132.3 million in 2000, or $2.93 per diluted share. Operating cash flow before changes in assets and liabilities for 2001 was $526.8 million, a 37% increase over 2000. This increase reflects increased production, and higher commodity prices through the first half of the year and hedging gains in the second half of the year.

     During 2001, the Company balanced its drilling program with the acquisition of proved properties. In January 2001, the Company completed its largest-ever acquisition with the purchase of Lariat Petroleum for $333 million. The acquisition established the Mid-Continent as a new focus area and provided a large inventory of prospects and leads. During 2001, the Company drilled approximately 140 wells, of which 80% were successful. With the exception of Lariat, substantially all of the Company's investment activities during 2001 were funded by cash flow from operations.

     EXECUTIVE COMPENSATION. Before taking the actions described in this report, the Compensation Committee considered the Company's financial and operating results. A summary of the indicators deemed particularly relevant by the Compensation Committee are presented above. Specific actions taken by the Compensation Committee regarding executive compensation are summarized below.

     Base Salary. The Compensation Committee evaluated peer group information in setting base salary levels. Annual salary adjustments for the Company's executive group are based on general levels of market salary increases, individual performance and the Company's overall financial and operating results, without any specific relative weight assigned to any of these factors.

     Stock Option Awards. Each of Messrs. Schaible, Rathert and Pew were granted options to purchase 10,000 shares of Common Stock, and Mr. Schneider was granted options to purchase 7,500 shares of Common Stock in February 2001 pursuant to the 2000 Omnibus Plan to provide incentive with respect to the Company's future performance and to reward them for their contribution to the Company's performance in 2000. Twenty percent of each of these awards will vest on the first and each succeeding anniversary of the date of grant.

     Incentive Compensation Plan. The Incentive Compensation Plan provides for the creation each calendar of an award pool that, in general, is equal to the revenues that would be attributable to a 1% overriding royalty interest on acquired producing properties and a 2% overriding royalty interest on exploration properties, bearing on both the interest of the Company and certain investors that participated in the Company's activities in such properties and proportionately reduced to the interest of the Company and such investors. If, for a particular year, the portion of the pool that relates to the Company's interests is in excess of 5% of the Company's adjusted net income (as defined in the plan) for that year, such excess may not be awarded to employees. Awards may consist of both a current and deferred amount. Eligible employees may elect for all or a portion of deferred awards to be paid in Common Stock instead of cash. In such case, the number of shares of Common Stock to be awarded is determined by using the fair market value of the Common Stock on the date of the award. Deferred Awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest on awards paid in cash.

     Awards granted to the named executive officers in February 2002 for the 2001 performance period are presented under "Bonus" in the Summary Compensation Table. The allocation of the available pool among employees is based upon an employee's relative level of responsibility, productivity, quality of work and impact on the Company's results. The Compensation Committee established awards for each of the executive officers after hearing the recommendations of the Chief Executive Officer.

     Deferred Compensation Plan. The Company's highly compensated employee Deferred Compensation Plan allows an eligible employee to defer a portion of his or her salary or bonus on an annual basis. The Company matches 100% of an employee's deferral up to 8% of such employee's salary, subject to limitations imposed by the plan. The Company's contribution with respect to any particular employee is reduced to the extent that the Company made contributions to the 401(k) Plan on behalf of that employee.

     Restricted Stock Awards. In February 2001, the Compensation Committee awarded 7,500 restricted shares to each of Messrs. Schaible and Pew and 5,000 restricted shares to each of Messrs. Rathert and

Schneider pursuant to the 2000 Omnibus Plan. The value of these shares on the date of their award is reflected under "Long Term Compensation Awards" in the Summary Compensation Table. The restricted shares vest on the ninth anniversary of the date of grant. However, the restricted shares will vest earlier, at a rate of 20% per year, upon the achievement of certain annual performance targets (either (i) 10% or greater rate of return on average stockholders' equity or (ii) the addition of proved reserves during the performance year at least equal to production for such year). The awards were granted to Messrs. Schaible, Rathert, Pew and Schneider to provide them with further incentive with respect to the Company's future performance, to further align their interests with those of the Company's stockholders and to reward them for their contribution to the Company's performance in 2000.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Chief Executive Officer, is a competitive base salary and incentive compensation based upon the Company's performance. Specific actions taken by the Compensation Committee regarding Mr. Trice's compensation for the 2001 performance year are summarized below.

     Base Salary. In February 2001, Mr. Trice's annual base salary was increased by $20,000.

     Incentive Compensation Plan. In February 2002, Mr. Trice received a $285,000 current award and a $190,000 deferred award for the 2001 performance period pursuant to the Incentive Compensation Plan. These awards were based on Mr. Trice's level of responsibility and his relative contribution to the Company's performance in 2001.

     Stock Plans. In February 2001, Mr. Trice was granted options to acquire 20,000 shares of Common Stock and awarded 7,500 restricted shares pursuant to the 2000 Omnibus Plan. These actions were taken to provide him with further incentive with respect to the Company's future performance, to further align his interests with those of the Company's stockholders and to reward him for his contribution to the Company's performance in 2000.

     This report is submitted on behalf of the Compensation Committee.

                                          Howard H. Newman, Chairman
                                          Charles W. Duncan, Jr.
                                          Thomas G. Ricks
                                          Terry Huffington
                                          Dennis R. Hendrix
                                          Claire S. Farley

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the SEC, the performance graph shown below was prepared based upon the following assumptions:

          (1) $100 was invested in the Company's Common Stock, the S&P 500 and the Company's "peer group" on December 31, 1996 at the closing price on such date.

          (2) Investment in the peer group is weighted based on the stock market capitalization of each individual company within the peer group at the beginning of the period.

          (3) Dividends are reinvested on the ex-dividend dates.

     The peer group is composed of Apache Corporation, XTO Energy Inc., Devon Energy Corporation, EOG Resources Inc., Noble Affiliates, Inc., Pogo Producing Company and Vintage Petroleum, Inc. The Louisiana Land and Exploration Company ("LL&E") and Seagull Energy Corporation were included in the peer group and the Stockholder Return Performance Presentation shown below until October 1997 and March 1999, respectively. As neither Burlington Resources, which acquired LL&E in October 1997, nor Ocean Energy Inc., which merged with Seagull Energy in March 1999, are members of the peer group, LL&E and Seagull Energy are not included in the peer group after such transactions. However, for purposes of the Stockholder Return Performance Presentation, the LL&E investment and the Seagull Energy investment were allocated pro rata based on investment value among the remainder of the peer group companies at the times of their respective acquisitions.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------
                       12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
--------------------------------------------------------------------------------------
 Newfield
  Exploration          $100.00    $ 89.60    $ 80.23    $102.81    $182.33    $136.48
 Peer Group            $100.00    $101.58    $ 73.11    $ 90.40    $214.93    $161.14
 S&P 500               $100.00    $133.09    $170.81    $206.75    $187.92    $164.46

AUDIT COMMITTEE REPORT

     The Audit Committee consists of the five directors whose names appear below. Each member of the Audit Committee is "independent" as defined in Sections 303.01(B)(2)(a) and 303.01(B)(3) of the NYSE's listing standards. The primary purpose of the Audit Committee is to assist the Board of Directors in monitoring:

     - the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance; and

     - the independence and performance of the Company's independent auditors and any internal audit function that may be utilized in the future.

Its specific responsibilities are set forth in its charter, which is attached as Appendix A to the Company's 2001 proxy statement.

     The Audit Committee has reviewed and discussed with the Company's management and PricewaterhouseCoopers LLP, the Company's independent auditors, the audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with PricewaterhouseCoopers LLP such independent auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

     Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the SEC.

     This report is submitted on behalf of the Audit Committee.

                                          Thomas G. Ricks, Chairman
                                          Philip J. Burguieres
                                          Terry Huffington
                                          C. E. Shultz
                                          Claire S. Farley

AUDIT FEES

     PricewaterhouseCoopers LLP billed the Company $180,000, in the aggregate, for professional services rendered by them for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the SEC during 2001.

ALL OTHER FEES

     The aggregate fees for non-audit services rendered by PricewaterhouseCoopers LLP to the Company for the fiscal year ended December 31, 2001 were $260,200. These services consisted of benefit plan audits and statutory audits and services rendered in connection with the preparation and filing of registration statements, tax compliance and process documentation. No fees were billed for financial information system design or implementation. The Audit Committee has considered whether the rendering of such non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence.

                                     ITEM 2

                APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
              NEWFIELD EXPLORATION COMPANY 2000 OMNIBUS STOCK PLAN

     On February 14, 2002, the Board of Directors amended and restated the 2000 Omnibus Plan and directed that the plan, as so amended and restated, be presented to the stockholders for approval at the Annual Meeting. The primary purpose of the amendment and restatement is to increase the number of shares of Common Stock that may be issued under the plan from 2,000,000 to 4,000,000. As of March 15, 2002, an aggregate of 432,664 shares of Common Stock were available for grant pursuant to all of the Company's employee stock plans (other than pursuant to the Newfield Exploration Company 2001 Employee Stock Purchase Plan and the Incentive Compensation Plan). As of February 28, 2002, the Company and its subsidiaries had 410 full time employees, including 106 Australian employees who are unionized offshore workers.

SUMMARY OF THE AMENDMENTS

     As stated above, the primary purpose of the amendment is to increase the number of shares of Common Stock that may be issued under the plan from 2,000,000 to 4,000,000. If the amendment is not approved by stockholders it will be void and the plan will continue in effect as if the amendment had not occurred. The amendment also includes the following changes to the plan:

     - extends the term of the plan from February 10, 2010 to February 14, 2012;

     - increases the maximum number of shares of Common Stock that may be granted as restricted stock awards from 200,000 to 400,000;

     - limits the term of a stock option to not more than 10 years;

     - requires stockholder approval to "reprice" options; and

     - expands the list of amendments to the plan that require stockholder approval.

SUMMARY OF THE PLAN AS AMENDED AND RESTATED

     The full text of the 2000 Omnibus Plan was filed with the SEC as Exhibit
10.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The full text of the 2002 Omnibus Plan as amended and restated was filed with the SEC as Exhibit 10.7.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The following summary of the 2000 Omnibus Plan as amended and restated is qualified in its entirety by reference to the full text of the plan as so amended and restated.

     PURPOSE. The purpose of the plan is to provide a means through which the Company and its subsidiaries may attract able persons to enter the employ of the Company or its subsidiaries and to provide a means whereby those individuals upon whom the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, may acquire and maintain stock ownership, thereby strengthening their concern for the Company and its subsidiaries. A further purpose of the plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries.

     ELIGIBILITY; TYPES OF AWARDS. Under the plan, the Compensation Committee may award nonqualified stock options, incentive stock options and restricted stock to employees of the Company and its subsidiaries.

     OPTIONS. Options granted under the plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or "nonqualified" stock options that do not qualify for special tax treatment under
Section 422 or similar provisions. Each option will have a specified term that cannot exceed 10 years.

     No stock option may be granted with a per share exercise price less than the fair market value of a share of Common Stock on the date the stock option is granted. For this purpose, the fair market value of a share for a particular day is equal to the average of the high and low sales price of the Common Stock on the NYSE on that day. Generally, the Compensation Committee may not, without stockholder approval, amend any outstanding option to lower the exercise price or cancel and replace an outstanding option with an option having a lower price.

     The exercise price may be paid in cash or shares of Common Stock. Further, the optionee may be authorized to exercise an option and direct an immediate sale of any Common Stock thereby acquired pursuant to an extension of credit by the Company for the aggregate purchase price of such stock, upon terms the Compensation Committee may determine.

     RESTRICTED STOCK. The plan also provides for shares of the Company's Common Stock to be issued in the form of restricted stock awards. Unless otherwise provided in the agreement governing an award, participants have the right to vote restricted shares and the right to receive any cash dividends. The Compensation Committee determines the participants to whom restricted shares will be awarded, the number of shares to be awarded, the duration of the restricted period, the conditions under which the shares may be forfeited to the Company and other terms and conditions of restricted stock awards. Restricted stock may not be disposed of by a participant until the restrictions specified in the restricted stock award expire.

     The Compensation Committee also may establish performance targets applicable to restricted stock awards in such a manner as will permit lapse of restrictions with respect thereto to qualify as "performance-based compensation" pursuant to Section 162(m)(4)(C) of the Internal Revenue Code. Restrictions may lapse upon the attainment of one or more performance targets based on, among others, the market price of the Common Stock, earning per share, net income, cash flow, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs or cost reductions and savings. The Compensation Committee may, in its discretion, terminate any restrictions applicable to a restricted stock award unless such action would cause an award that was designed to qualify as performance-based compensation to no longer so qualify.

     SHARES AVAILABLE. The plan provides for the issuance of up to 4,000,000 shares of Common Stock pursuant to options and restricted stock awards granted under the plan, but not more than 400,000 of such shares may be issued as restricted stock. Under the terms of the plan, the maximum number of shares of Common Stock that may be subject to awards granted to any one employee during any calendar year is 100,000, of which no more than 50,000 may be in the form of restricted stock awards. If an option granted under the plan expires or terminates prior to exercise, the shares subject to the portion of the option not exercised is available for subsequent awards. In addition, to the extent that a restricted stock award is forfeited, the shares so forfeited are available for subsequent awards. The number of shares available under the plan and the number of shares subject to, and the exercise price of, outstanding stock options are subject to adjustment upon a change in the Common Stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change.

     ADMINISTRATION. The plan is administered by the Compensation Committee, which must approve option and restricted stock awards granted under the plan. The Compensation Committee has broad powers to administer and interpret the plan, including the authority (i) to establish rules for the administration of the plan, (ii) to select the participants in the plan, (iii) to determine the types of awards to be granted and the number of shares covered by such awards and (iv) to set the terms and conditions of such awards.

     CHANGE OF CONTROL PROVISIONS. Upon the occurrence of a change of control all restrictions on restricted shares, if any, under the plan will immediately lapse, and the Compensation Committee will take one or more of the following actions in connection with any options granted under the plan: (i) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time, after which such options will terminate, (ii) require the mandatory surrender to the Company by selected participants of some or all of the outstanding options held by such participants and provide for the purchase, in cash, of such options at a price determined pursuant to the terms of the plan, (iii) make such adjustments to options then outstanding as the Compensation Committee deems appropriate to reflect such change of control or (iv) provide that the number and class of shares covered by an option be adjusted so that such option will thereafter cover the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled if, immediately prior to such change of control, the participant had been the holder of record of the number of shares of Common Stock then covered by such option. A "change of control" generally means: (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is dissolved or liquidated, (iv) any person, entity or group acquires or gains control of more than 50% of the Company's outstanding voting stock or (v) as the result of a contested election, the persons who were directors of the Company before such election cease to constitute a majority of the Board of Directors.

     AMENDMENT. The Board of Directors may terminate or amend the plan at any time except that the terms of any award then outstanding may not be adversely affected without the consent of the holder of such award. The Board of Directors may not amend the plan without the approval of stockholders if the amendment would (i) increase the total number of shares of Common Stock available for issuance under the plan, (ii) change the class of employees eligible to participate in the plan, (iii) change or delete the restrictions on "repricing" options, (iv) increase the maximum number of shares of Common Stock that may be subject to awards granted to any one individual during any calendar year, (v) increase the maximum number of shares of Common Stock that may be granted as restricted stock, (vi) permit the award of shares of Common Stock other than in the form of restricted stock, (vii) provide for additional types of awards,
(viii) permit the price at which a share of Common Stock may be purchased upon exercise of an option to be less than the fair market value of a share of Common Stock on the date the option is granted or (ix) alter or otherwise change the foregoing restrictions.

     FEDERAL INCOME TAX CONSEQUENCES. "Nonqualified" stock options granted under the plan are not intended to, and do not qualify for, the favorable tax treatment available to "incentive" stock options under Section 422 of the Internal Revenue Code. Generally, no income is taxable to the optionee (and the Company is not entitled to any deduction) upon the grant of a nonqualified stock option. When a nonqualified stock option is exercised, the optionee generally must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company will receive a deduction equal to the amount of compensation the optionee is required to recognize as ordinary income if the Company complies with applicable federal reporting requirements.

     "Incentive" stock options granted under the plan are intended to qualify for favorable tax treatment under Section 422. Under Section 422, an optionee realizes no taxable income when an incentive stock option is granted. Further, the optionee generally will not realize any taxable income when the incentive stock option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of the Company. The Company ordinarily is not entitled to any deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

     A participant who receives a restricted stock award and who does not elect to be taxed at the time of grant will not recognize taxable income upon such grant and the Company will not be entitled to a deduction until the termination of restrictions with respect to such shares. Upon such termination, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the Common Stock at that time, and subject to certain limitations on compensation in excess of $1 million set forth in Section 162(m), the Company will be entitled to a deduction in the same amount. A participant may, however, elect to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value at that time (determined without regard to the restrictions). In that event, the Company will be entitled to a deduction in such year in the same amount, and any gain or loss recognized by the participant upon subsequent disposition of the Common Stock will be capital gain or loss. Any dividends with respect to shares that are paid or made available to a participant (who has not elected to be taxed on the date of grant) while such shares remain forfeitable are treated as additional compensation taxable as ordinary income to the participant and deductible by the Company. If such election has been made with respect to the shares, dividends represent ordinary dividend income to the participant and are not deductible by the Company. If the participant elects to be taxed on the restricted shares on the date of grant and the participant subsequently forfeits such shares, the participant is not entitled to a deduction as a consequence of such forfeiture and the Company must include as ordinary income the amount it previously deducted in the year of grant with respect to such shares.

     Certain provisions in the plan provide for the acceleration of the time at which options then outstanding may be exercised and the lapse of restrictions on restricted shares. Such acceleration or lapse may constitute "parachute payments" which, when aggregated with certain other payments received by an individual, could result in the individual receiving "excess parachute payments" (a portion of which would be allocated to those payments derived from an award of stock). The Company would not be allowed a deduction for any excess parachute payments and the recipient of the payments would be subject to a nondeductible 20% excise tax upon such payments in addition to income tax otherwise owed with respect to such payment.

VOTE REQUIRED

     The proposal to approve the amendment and restatement of the 2000 Omnibus Plan requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT AND RESTATEMENT OF NEWFIELD EXPLORATION COMPANY 2000 OMNIBUS STOCK PLAN.

                                     ITEM 3

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2002. The Company is advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                     ITEM 4

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             STOCKHOLDER PROPOSALS

     Any stockholder who desires to submit a proposal for inclusion in the proxy material for presentation at the Company's 2003 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than November 13, 2002. Any notice of a proposal to be considered at the Company's 2003 Annual Meeting of Stockholders should also be submitted to the Secretary of the Company. Any such notice will be considered untimely if not received by the Secretary on or before February 3, 2003.

                                          By order of the Board of Directors,

                                          /s/ TERRY W. RATHERT

                                          TERRY W. RATHERT
                                          Secretary

March 13, 2002

                                                       SUPPLEMENTAL INFORMATION


                          NEWFIELD EXPLORATION COMPANY
                             2000 OMNIBUS STOCK PLAN

              (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 14, 2002)

                                  I.   PURPOSE

         The purpose of the NEWFIELD EXPLORATION COMPANY 2000 OMNIBUS STOCK PLAN (the "Plan") is to provide a means through which NEWFIELD EXPLORATION COMPANY, a Delaware corporation (the "Company"), and its subsidiaries may attract able persons to enter the employ of the Company or its subsidiaries and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee as provided herein.

                               II.   DEFINITIONS

         The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

         (a) "AWARD" means, individually or collectively, any Option or Restricted Stock Award.

         (b)      "BOARD" means the Board of Directors of the Company.

         (c) "CHANGE OF CONTROL" means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board. Notwithstanding the foregoing, for purposes of Subparagraph IX(d), a "Change of Control" shall not include any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction involving solely the Company and one or more entities that were wholly-owned directly or indirectly by the Company immediately prior to such event.

         (d) "CHANGE OF CONTROL VALUE" shall mean (i) the per share price offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction which constitutes a Change of Control, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if a Change of Control occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which Awards are exercisable, as determined by the Committee. In the event that the consideration offered to stockholders of the Company in any Change of Control transaction consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

         (e) "CODE" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

         (f) "COMMITTEE" means the Compensation Committee of the Board which shall be comprised solely of two or more outside directors (within the meaning of the term "outside directors" as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of "Non-Employee Director" as defined in Rule 16b-3).

         (g) "COMMON STOCK" means the common stock, par value $.01 per share, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph IX.

         (h) "COMPANY" means Newfield Exploration Company, a Delaware corporation.

         (i) An "EMPLOYEE" means any person (including an officer or a director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

         (j) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (k) "FAIR MARKET VALUE" means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

         (l)      "HOLDER" means an employee who has been granted an Award.

         (m) "INCENTIVE STOCK OPTION" means an incentive stock option within the meaning of section 422 of the Code.

         (n) "OPTION" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

         (o) "OPTION AGREEMENT" means a written agreement between the Company and a Holder with respect to an Option.

         (p) "PLAN" means the Newfield Exploration Company 2000 Omnibus Stock Plan, as hereby amended and restated and as the same may be hereafter amended from time to time.

         (q) "RESTATEMENT EFFECTIVE DATE" means February 14, 2002, the date this amendment and restatement of the Plan was adopted by the Board.

         (r) "RESTRICTED STOCK AGREEMENT" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

         (s) "RESTRICTED STOCK AWARD" means an Award granted under Paragraph VIII of the Plan.

         (t) "RULE 16b-3" means Securities and Exchange Commission Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

                 III.   EFFECTIVE DATE AND DURATION OF THE PLAN

         This amendment and restatement of the Plan is effective as of the Restatement Effective Date; provided, however, that if this amendment and restatement of the Plan is not approved by the stockholders of the Company within twelve months after the Restatement Effective Date, then this amendment and restatement shall be void ab initio, and the Plan shall continue in effect as if this amendment and restatement had not occurred. Notwithstanding any provision in the Plan or in any Option Agreement or in any Restricted Stock Agreement, no Option granted on or after the Restatement Effective Date shall be exercisable, and no Restricted Stock Award granted on or after the Restatement Effective Date shall vest, prior to such stockholder approval, except for Awards made with respect to shares of Common Stock authorized to be issued under the Plan prior to the Restatement Effective Date. If this amendment and restatement is approved by the stockholders of the Company as provided above, no further Awards may be granted under the Plan after the expiration of ten years from the Restatement Effective Date. The Plan shall remain in effect until all Options granted under the Plan have been satisfied or expired, and all Restricted Stock Awards granted under the Plan have vested or been forfeited.

         Awards granted prior to the Restatement Effective Date shall continue to be governed by the terms of the Plan as in effect prior to such date, and nothing in this amendment and restatement of the Plan shall operate to modify or affect in any way any such Award, including, without limitation, any such Award that constitutes an Incentive Stock Option.

                              IV.   ADMINISTRATION

         (a) COMMITTEE ADMINISTRATION. The Plan shall be administered by the Committee.

         (b) POWERS. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which employees shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, nonqualified Option or Restricted Stock Award shall be granted, and the number of shares to be subject to each Option or Restricted Stock Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

         (c) ADDITIONAL POWERS. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

               V.   SHARES SUBJECT TO THE PLAN; GRANT OF OPTIONS;
                        GRANT OF RESTRICTED STOCK AWARDS

         (a) SHARES SUBJECT TO THE PLAN AND AWARD LIMITS. Subject to adjustment from time to time in accordance with the terms of the Plan, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,000,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during any calendar year is 100,000 shares of Common Stock, of which no more than 50,000 shares of Common Stock may be subject to Restricted Stock Awards (as adjusted from time to time in accordance with the terms of the Plan). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan that is intended to constitute "performance-based" compensation for purposes of section 162(m) of the Code to qualify as such, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced or shares subject to Restricted Stock Awards that are forfeited. Further, notwithstanding any provision of the Plan to the contrary, the maximum number of shares of Common Stock that may be granted as

Restricted Stock Awards under Paragraph VIII during the term of the Plan is 400,000 shares of Common Stock (as adjusted from time to time in accordance with the terms of the Plan).

         (b) GRANT OF OPTIONS. The Committee may from time to time grant Options to one or more employees determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

         (c) GRANT OF RESTRICTED STOCK AWARDS. The Committee may from time to time grant Restricted Stock Awards to one or more employees determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

         (d) STOCK OFFERED. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

                               VI.   ELIGIBILITY

         Awards may be granted only to persons who, at the time of grant, are employees. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, or any combination thereof.

                              VII.   STOCK OPTIONS

         (a) OPTION PERIOD. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of ten years from the date of grant.

         (b) LIMITATIONS ON EXERCISE OF OPTION. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

         (c) SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative.

         (d) OPTION AGREEMENT. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the constructive delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures satisfactory to the Committee with respect thereto. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Holder, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).

         (e) OPTION PRICE AND PAYMENT. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph IX, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

         (f) RESTRICTIONS ON REPRICING OPTIONS. Except as provided in Paragraph IX, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower price).

         (g) STOCKHOLDER RIGHTS AND PRIVILEGES. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

         (h) OPTIONS AND RIGHTS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER CORPORATIONS. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations or other entities who become employees as a result of a merger or consolidation or other business transaction with the Company or any subsidiary.

                        VIII.   RESTRICTED STOCK AWARDS

         (a) FORFEITURE RESTRICTIONS TO BE ESTABLISHED BY THE COMMITTEE. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on the price of a share of Common Stock, the Company's earnings per share, the Company's market share, the market share of a business unit of the Company designated by the Committee, the Company's sales, the sales of a business unit of the Company designated by the Committee, the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, the economic value added, the return on stockholders' equity achieved by the Company, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs, cost reductions and savings, return on sales, or profit margins, (ii) the Holder's continued employment as an employee for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events; provided, however, that with respect to a Restricted Stock Award that has been granted to a "covered employee" (within the meaning of Treasury Regulation section 1.162-27(c)(2)) that has been designed to meet the exception for performance-based compensation under section 162(m) of the Code, such performance measures may only be subject to adjustment to the extent that such adjustment would not cause such Award to cease to be performance-based under applicable Treasury Regulations. In addition, such performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any subsidiary, division, or department thereof. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

         (b) OTHER TERMS AND CONDITIONS. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. Unless provided otherwise in a Restricted Stock Agreement, the Holder shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

         (c) PAYMENT FOR RESTRICTED STOCK. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

         (d) COMMITTEE'S DISCRETION TO ACCELERATE VESTING OF RESTRICTED STOCK AWARDS. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Notwithstanding the preceding provisions of this Subparagraph, the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted to a covered employee (as defined in Paragraph VIII(a)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code (unless such action would not cause such Award to cease to be performance-based under applicable Treasury Regulations).

         (e) RESTRICTED STOCK AGREEMENTS. At the time any Award is made under this Paragraph VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Holder and the restriction set forth in the last sentence of Subparagraph (d) above, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

                    IX.   RECAPITALIZATION OR REORGANIZATION

         (a) NO EFFECT ON RIGHT OR POWER. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or any subsidiary's capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

         (b) SUBDIVISION OR CONSOLIDATION OF SHARES; STOCK DIVIDENDS. The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

         (c) RECAPITALIZATIONS. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.

         (d) CHANGE OF CONTROL; RESTRICTED STOCK AWARDS. Notwithstanding any provision herein to the contrary, in the event of a Change of Control, any and all Restricted Stock Awards outstanding on the date of such Change of Control automatically shall be fully vested and nonforfeitable.

         (e) CHANGE OF CONTROL; OPTIONS. In the event of a Change of Control, the Committee, acting in its sole discretion without the consent or approval of any Holder, shall, no later than ten days after the approval by the stockholders of the Company of a Change of Control (other than of the type described in clause (iv) of Paragraph II(c)) or no later than thirty days after a Change of Control of the type described in clause (iv) of Paragraph II(c), effect one or more of the following alternatives with respect to outstanding Options, which alternatives may vary among individual Holders and which may vary among Options held by any individual Holder: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder shall terminate,
(2) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and cause the Company to pay to each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), or (4) provide that the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option. The provisions of Subparagraphs IX(d) and IX(e) shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

         (f) OTHER CHANGES IN THE COMMON STOCK. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph IX, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph IX or a Change of Control, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

         (g) STOCKHOLDER ACTION. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.

         (h) NO ADJUSTMENTS UNLESS OTHERWISE PROVIDED. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

                   X.   AMENDMENT AND TERMINATION OF THE PLAN

         The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made which would impair the rights of the Holder with respect to an Award theretofore granted without the consent of the Holder, and provided, further, that the Board may not, without approval of the stockholders of the Company, amend the Plan to
(a) increase the maximum aggregate number of shares that may be issued under the Plan, (b) change the class of individuals eligible to receive Awards under the Plan, (c) change or delete Paragraph VII(f), (d) increase the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during any calendar year, (e) increase the maximum number of shares of Common Stock that may be granted as Restricted Stock Awards, (f) permit the award of shares of Common Stock other than in the form of a Restricted Stock Award, (g) provide for additional types of awards, (h) permit the price at which a share of Common Stock may be purchased upon exercise of an Option to be less than the Fair Market Value of a share of Common Stock on the date such Option is granted or (i) alter or otherwise change any provision of this Paragraph X.

                              XI.   MISCELLANEOUS

         (a) NO RIGHT TO AN AWARD. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee any right to be granted an Option, a right to a Restricted Stock Award, or any other rights hereunder except as may be evidenced by an Option Agreement or a Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

         (b) NO EMPLOYMENT RIGHTS CONFERRED; EMPLOYMENT RELATIONSHIP. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. An employee shall be considered to have terminated employment for purposes of the Plan if such employee's employer ceases to be a parent or subsidiary corporation of the Company (as defined in section 424 of the Code).

         (c) OTHER LAWS; WITHHOLDING. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

         (d) NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

         (e) RESTRICTIONS ON TRANSFER. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

         (f) GOVERNING LAW. THE PLAN SHALL BE construed IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

                          NEWFIELD EXPLORATION COMPANY

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

P                                  MAY 2, 2002

R                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                NEWFIELD EXPLORATION COMPANY BOARD OF DIRECTORS
O
         The undersigned hereby appoints David A. Trice, Terry W. Rathert and C.
X William Austin, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Newfield Exploration
Y Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Newfield Exploration Company to be held in Houston, Texas, on Thursday May 2, 2002 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

         PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.

         COMMENTS/ADDRESS CHANGE PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE






                                      (Continued and to be signed on other side)



--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

THE BOARD OF DIRECTORS OF NEWFIELD EXPLORATION COMPANY RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.                    PLEASE MARK
                                                                                                                  YOUR VOTES AS
                                                                                                                  INDICATED IN  [X]
                                                                                                                  THIS EXAMPLE





Item 1 - ELECTION OF DIRECTORS
01 Joe B. Foster, 02 David A. Trice, 03 David F. Schaible,
04 Charles W. Duncan, Jr., 05 Howard H. Newman,
06 Thomas G. Ricks, 07 Terry  Huffington, 08 Dennis R. Hendrix,   Item 3 - RATIFICATION OF
09 C.E. (Chuck) Shultz, 10 Philip J. Burguieres,                  APPOINTMENT OF AUDITORS           I PLAN TO ATTEND MEETING [ ]
and 11 Claire S. Farley       FOR              WITHHELD
                                               FOR ALL              FOR   AGAINST    ABSTAIN
                              [ ]                [ ]                [ ]     [ ]        [ ]          COMMENTS/ADDRESS CHANGE
                                                                                                Please mark this box if you have [ ]
                                                                                                written comments/address change
                                                                                                      on the reverse side.
WITHHELD FOR (write name of nominee(s) in the space provided below):


--------------------------------------------------------------------

Item 2 - To approve the amendment and restatement of the            FOR   AGAINST    ABSTAIN
         Newfield Exploration Company 2000 Omnibus Stock Plan       [ ]     [ ]        [ ]






SIGNATURE                                                                                   DATE
          ----------------------------------------------------------------------------           ----------------------------------

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


------------------------------------------------------------------------------------------------------------------------------------
                                                      o FOLD AND DETACH HERE o

